UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

AUTOZONE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (the “Amendment”) is being filed to amend AutoZone, Inc.’s (the “Company”) definitive proxy statement for its 2020 Annual Meeting of Stockholders (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on October 26, 2020.

The Amendment is being made to (i) reduce the Share Limit under the terms of the AutoZone, Inc. 2020 Omnibus Incentive Award Plan (the “Plan”), which is attached as Appendix A to the Proxy Statement, from 1,400,000 to 1,200,000, (ii) adjust the computation of the Share Limit under the Plan, whereby awards granted under the Amended and Restated AutoZone, Inc. 2011 Equity Incentive Award Plan (the “Prior Plan”) between October 19, 2020 and the date that the Plan is approved by the Company’s stockholders shall reduce the Share Limit as provided for the award type in the Plan and (iii) amend and restate the “Share Overhang and Availability Table” to provide supplemental disclosure. The Amendment also reaffirms the Company’s commitment to providing its stockholders a meaningful opportunity to engage with directors and management at the 2020 Annual Meeting and provides additional information regarding virtual meeting attendance and participation.

Proposal 4 of the Proxy Statement requests approval of the Plan. Except as provided herein, no other changes have been made to the Proxy Statement or to the matters to be considered by the stockholders. All other items of the Proxy Statement are incorporated herein by reference without change. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Proxy Statement. This Amendment should be read in conjunction with the Proxy Statement.

If any stockholder would like a new proxy or has any questions, he or she should contact the Company’s Secretary at 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103.

AMENDMENT TO PROXY STATEMENT

Additional Information about Meeting Attendance and Participation

Stockholders of record as of the close of business on October 19, 2020, the record date for the Annual Meeting, will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person annual meeting. In particular, stockholders may submit questions in advance of, or live during, the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, the Company intends to answer questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints.

Stockholders are encouraged to login to the virtual Annual Meeting prior to the start time in order to leave ample time to confirm the internet connection is sufficient to access the virtual meeting site and to allow sufficient time to login and familiarize themselves with the virtual meeting features. The virtual meeting platform is supported across different internet browsers and various devices (desktops, laptops, tablets, and cell phones) that have the most updated version of applicable software installed. Technical support will be available beginning 15 minutes prior to, and through the conclusion of, the Annual Meeting. Stockholders encountering technical difficulties once they access the meeting can click on the “Support” link on the meeting platform site.

Additional Information Regarding Proposal 4

In Proposal 4 of the Proxy Statement, all references to 1,400,000 shares (or 700,000 Full Value Awards) are amended to provide for 1,200,000 shares (or 600,000 Full Value Awards). Additionally, the “Share Overhang and Availability Table” that is set forth on page 23 of the Proxy Statement is amended and restated as marked below:

av

Total shares of common stock outstanding as of October 19, 2020, the record date:	23,175,554
Shares of AutoZone common stock requested for issuance under the Plan:	1,200,000 (or, assuming all Awards are issued as Full Value Awards, 600,000), less any awards made under the Prior Plan between October 19, 2020 and the Effective Date (as described in the Plan)
Shares subject to awards other than Full Value Awards under the Prior Plan:	1,542,222; weighted average exercise price of exercisable shares of $630.41 (or weighted average exercise price of all outstanding shares of $737.88) and weighted average remaining term of 6.25 years
Shares subject to Full Value Awards under the Prior Plan:	34,798 shares
Shares remaining under the Prior Plan as of October 19, 2020, the record date:	149,499 shares (or, assuming all Awards are issued as Full Value Awards, 74,749)

In connection with Proposal 4 (Approval of AutoZone, Inc. 2020 Omnibus Incentive Award Plan), Section 3.1 of the Plan that is set forth in Appendix A, on page A-6 of the Proxy Statement, is amended and restated as marked below:

3.1Number of Shares. Subject to Sections 3, 13.1 and 13.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to 1,200,000 (the “Share Limit”). Following the Effective Date, no further grants shall be made under the Prior Plan, and any grants made under the Prior Plan between October 19, 2020 and the Effective Date shall reduce the Share Limit as provided for the award type herein. The number of Shares subject to the Share Limit is the limit on Shares that may be issued as Incentive Stock Options. Notwithstanding the foregoing, to the extent permitted under applicable law and applicable stock exchange rules, Awards that provide for the delivery of Shares subsequent to the applicable grant date may be granted in excess of the Share Limit if such Awards provide for the forfeiture or cash settlement of such Awards to the extent that insufficient Shares remain under the Share Limit at the time that Shares would otherwise be issued in respect of such Award.